Exhibit 99.1

Dorian LPG Ltd. Declares Irregular Cash Dividend of $1.00 Per Share and Announces Third Quarter Fiscal Year 2023 Financial Results

Stamford, CT –February 1, 2023– Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” “us,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months ended December 31, 2022, and announced that its Board of Directors has declared an irregular cash dividend of $1.00 per share of the Company’s common stock, returning over $40.3 million of capital to shareholders. The dividend is payable on or about February 28, 2023 to all shareholders of record as of the close of business on February 15, 2023.

Key Recent Developments

●	Declared an irregular cash dividend totaling over $40.3 million.

Highlights for the Third Quarter Fiscal Year 2023

●	Revenues of $103.3 million.

●	Time Charter Equivalent (“TCE”)(1) rate per operating day for our fleet of $52,768.

●	Net income of $51.3 million, or $1.27 earnings per diluted share (“EPS”), and adjusted net income(1) of $52.0 million, or $1.29 adjusted earnings per diluted share (“adjusted EPS”).(1)

●	Adjusted EBITDA(1) of $76.2 million.

●	Paid an irregular cash dividend of $1.00 per share of our common stock to all shareholders of record as of the close of business on November 7, 2022.

●	Committed to the installation of scrubbers on three additional vessels, which are expected to be completed during calendar year 2023.

●	Exercised the option to extend the time charter-in of the 2020-built Future Diamond to our fleet with an expiration during the first calendar quarter of 2025.

●	Extended the time charter-out of the 2015-built Concorde and the 2014-built Corsair with expirations during the first and fourth calendar quarters of 2024, respectively.

(1)	TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release under the heading “Financial Information.”

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “We were pleased to deliver results for the quarter led by strong TCEs. Our chartering performance drove good cash generation and solid forward bookings, which enabled us to pay a dividend of $1.00 per share, increasing our total dividends declared in the last twelve months to $5.50 per share and cumulative cash returns to shareholders of over $535 million since our IPO. We remain positive on our core business and look forward to four additional VLGCs joining our fleet during calendar year 2023 and additional earnings capacity following scrubber installations on three additional vessels. We closely monitor evolving technologies and opportunities in our sector as well as potentially attractive investments in related areas. As always, I acknowledge, with gratitude, the good work of  Dorian’s people working at sea and on shore”.

Third Quarter Fiscal Year 2023 Results Summary

Net income amounted to $51.3 million, or $1.27 per diluted share, for the three months ended December 31, 2022, compared to $16.6 million, or $0.41 per diluted share, for the three months ended December 31, 2021.

Adjusted net income amounted to $52.0 million, or $1.29 per diluted share, for the three months ended December 31, 2022, compared to adjusted net income of $13.5 million, or $0.34 per diluted share, for the three months ended December 31, 2021. Adjusted net income for the three months ended December 31, 2022 is calculated by adjusting net income for the same period to exclude an unrealized loss on derivative instruments of $0.7 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The $38.5 million increase in adjusted net income for the three months ended December 31, 2022, compared to the three months ended December 31, 2021, is primarily attributable to increases of $34.7 million in revenues and $1.1 million in interest income, a $2.3 million favorable change in realized gain/(loss) on derivatives, a $1.3 million favorable change in other gain/(loss) and net decreases of $0.9 million in depreciation and amortization, $0.4 million in voyage expenses and $0.3 million in vessel operating expenses, partially offset by increases of $1.2 million in interest and finance costs, $1.0 million in general and administrative expenses, and $0.3 million in charter hire expenses.

The TCE rate per operating day for our fleet was $52,768 for the three months ended December 31, 2022, a 57.5% increase from $33,508 for the same period in the prior year, driven by higher spot rates despite higher bunker prices. Please see footnote 7 to the table in “Financial Information” below for information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) decreased from 98.5% during the three months ended December 31, 2021 to 97.8% during the three months ended December 31, 2022.

Vessel operating expenses per day increased to $9,739 for the three months ended December 31, 2022 compared to $9,423 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues, net, were $103.3 million for the three months ended December 31, 2022, an increase of $34.7 million, or 50.6%, from $68.6 million for the three months ended December 31, 2021 primarily due to an increase in average TCE rates, partially offset by a decrease in fleet utilization. Average TCE rates increased by $19,260 per operating day from $33,508 for the three months ended December 31, 2021 to $52,768 for the three months ended December 31, 2022, primarily due to higher spot rates despite higher bunker prices. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $119.106 during the three months ended December 31, 2022 compared to an average of $59.252 for the three months ended December 31, 2021. The average price of very low sulfur fuel oil (expressed as U.S. dollars per metric ton) from Singapore and Fujairah increased from $609 during the three months ended December 31, 2021, to $676 during the three months ended December 31, 2022. Our fleet utilization decreased from 98.5% during the three months ended December 31, 2021 to 97.8% during the three months ended December 31, 2022.

Charter Hire Expenses

Charter hire expenses for the vessels chartered in from third parties were $5.2 million and $4.9 million for the three months ended December 31, 2022 and 2021, respectively. The increase of $0.3 million, or 6.1%, was mainly caused by an increase in the number of chartered-in days from 169 for the three months ended December 31, 2021 to 184 for the three months ended December 31, 2022.

Vessel Operating Expenses

Vessel operating expenses were $17.9 million during the three months ended December 31, 2022, or $9,739 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time-period for the technically-managed vessels that were in our fleet. The decrease of $0.3 million, or 1.6% from $18.2 million for the three months ended December 31, 2021 was due to a reduction of calendar days for our fleet from 1,932 during the three months ended December 31, 2021 to 1,840 during the three months ended December 31, 2022, driven by the sale of Captain Nicholas ML prior to the three months ended December 31, 2022. The increase of $315 per vessel per calendar day, from $9,423 for the three months ended December 31, 2021 to $9,739 per vessel per calendar day for the three months ended December 31, 2022 was primarily the result of increases of $115 per vessel per calendar day in operating expenses related to lubricants, $110 per vessel per calendar day in operating expenses related to repairs and maintenance, and spares and stores, and $65 per vessel per calendar day in operating expenses related to crew wages and related costs, for the three months ended December 31, 2022.

General and Administrative Expenses

General and administrative expenses were $6.9 million for the three months ended December 31, 2022, an increase of $1.0 million, or 18.4%, from $5.9 million for the three months ended December 31, 2021. This increase was driven by $0.2 million in financial support for the families of our Ukrainian and Russian seafarers affected by the events in Ukraine and increases of $0.4 million and $0.4 million in stock-based compensation and other general and administrative expenses, respectively, for the three months ended December 31, 2022.

Interest and Finance Costs

Interest and finance costs amounted to $8.6 million for the three months ended December 31, 2022, an increase of $1.2 million, or 16.5%, from $7.4 million for the three months ended December 31, 2021. The increase of $1.2 million during this period was mainly due to an increase of $3.1 million in interest incurred on our long-term debt, partially offset by a decrease of $1.5 million in amortization of financing costs resulting from the refinancing of Commander and Constellation during the three months ended December 31, 2021, and an increase in capitalized interest of $0.3 million. The increase in interest on our long-term debt was driven by an increase in average interest rates due to rising SOFR on our floating-rate long-term debt, and an increase in average indebtedness, excluding deferred financing fees, from $576.0 million for the three months ended December 31, 2021 to $645.0 million for the three months ended December 31, 2022. The increase in average indebtedness is due to the 2022 Debt Facility refinancing prior to the three months ended December 31, 2022. As of December 31, 2022, the outstanding balance of our long-term debt, net of deferred financing fees of $6.3 million, was $629.3 million.

Unrealized Gain/(Loss) on Derivatives

Unrealized loss on derivatives amounted to $0.7 million for the three months ended December 31, 2022, compared to a gain of $3.1 million for the three months ended December 31, 2021. The $3.8 million swing is attributable to reductions in notional amounts and an unfavorable change in forward SOFR yield curves (forward LIBOR curves in the prior period).

Realized Gain/(Loss) on Derivatives

Realized gain on derivatives amounted to $1.4 million for the three months ended December 31, 2022, compared to a realized loss of $0.9 million for the three months ended December 31, 2021. The favorable $2.3 million difference is due to an increase in floating SOFR resulting in the realized gain on our interest rate swaps.

Fleet

The following table sets forth certain information regarding our fleet as of January 27, 2023.

	Capacity		Sister		ECO	Scrubber		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Equipped	Employment	Expiration(2)
Dorian VLGCs
Captain John NP	82,000	Hyundai	A	2007	—	—	Pool(4)	—
Comet	84,000	Hyundai	B	2014	X	X	Pool(4)	—
Corsair(3)	84,000	Hyundai	B	2014	X	X	Time Charter(6)	Q4 2024
Corvette	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cougar(3)	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Concorde	84,000	Hyundai	B	2015	X	X	Time Charter(7)	Q1 2024
Cobra	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Continental	84,000	Hyundai	B	2015	X	—	Pool(4)	Q4 2023
Constitution	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Commodore	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q1 2023
Cresques(3)	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Constellation	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cheyenne	84,000	Hyundai	B	2015	X	X	Pool-TCO(5)	Q2 2023
Clermont	84,000	Hyundai	B	2015	X	X	Pool-TCO(5)	Q1 2023
Cratis(3)	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Chaparral(3)	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Copernicus(3)	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Commander	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Challenger	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q2 2023
Caravelle(3)	84,000	Hyundai	B	2016	X	—	Pool(4)	—
Total	1,678,000

Time chartered-in VLGCs
Future Diamond(8)	80,876	Hyundai		2020	X	X	Pool(4)	—
Astomos Venus(9)	77,367	Mitsubishi		2016	X	—	Pool(4)	—

(1)	Represents vessels with very low revolutions per minute, long-stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement as of January 27, 2023.
(4)	“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(5)	“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(6)	Currently on a time charter with an oil major that began in November 2019.
(7)	Currently on time charter with a major oil company that began in March 2019.
(8)	Currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2025.
(9)	Currently time chartered-in to our fleet with an expiration during the third calendar quarter of 2023.

Market Outlook & Update

The weak petrochemical market continued into the fourth calendar quarter of 2022 from the previous quarter, with margins for ethylene production via steam crackers declining further for naphtha in the Far East and in Northwestern Europe. The global economic downturn and low Chinese demand due to continued lockdown measures were key factors for the market in the fourth calendar quarter of 2022.

Despite negative margins for steam cracking seen for propane throughout the fourth calendar quarter of 2022 in the Far East region, overall, they were higher than naphtha and hence, where possible, petrochemical players with flexibility to use propane switched to the lighter feed. Operating rates, however, declined throughout the quarter with some ethylene production capacity off-line. In Northwestern Europe, margins remained positive for propane throughout the quarter with imports for petrochemicals rising in the fourth calendar quarter of 2022 compared to the previous quarter. Overall, the propane-naphtha spread in Northwestern Europe widened from an average of ($50) per metric ton in the third calendar quarter of 2022 to an average of ($83) per metric ton in the fourth calendar quarter of 2022.

In terms of seaborne supply and demand, after a decline in U.S. exports in the third calendar quarter of 2022, levels increased by approximately 0.6 million metric tons in the fourth calendar quarter of 2022 to 13.5 million metric tons from the previous quarter. Demand for liquified petroleum gas in China remained subdued even as lockdown restrictions decreased, although additional demand was seen from propane dehydrogenation plants (PDH) plants as propane demand for PDH increased from 2.7 million metric tons in the third calendar quarter of 2022 to 3.2 million metric tons in the fourth calendar quarter of 2022. Chinese imports overall, however, did not increase in the fourth calendar quarter of 2022. After a significant increase in the third calendar quarter of 2022, some of the growth in demand in the fourth calendar quarter of 2022 was met from inventory.

Sufficient supply and tepid growth in global demand in the fourth calendar quarter of 2022, caused prices of propane to remain at much lower levels compared to crude oil than during the same period in the previous year. In Northwestern Europe, propane prices averaged approximately 50% of Brent prices in the fourth calendar quarter of 2022 compared to 76% of Brent prices in the fourth calendar quarter of 2021. This was particularly seen in the U.S. where propane prices continued to fall throughout the quarter reaching an average of 38% of West Texas Intermediate (WTI) prices in December 2022, as production continued to rise and inventory levels remain sufficient.

Another key influence in the seaborne trade market during the fourth calendar quarter of 2022 was the increase in delays in the Panama Canal, particularly in November. Such delays increased the use of other routes to Asia, such as via the Cape of Good Hope and the Suez Canal. The influence of the delays was particularly observed in freight rates throughout the quarter.

The Baltic VLGC index on average increased in the fourth calendar quarter of 2022 to approximately $120 per metric ton from approximately $67 per metric ton in the third calendar quarter of 2022. Along with the additional inefficiencies in the market due to the Panama Canal delays, overall healthy VLGC supply and demand balance, port delays and strong bunker prices provided support to continuous positive freight rates. Rates reached the level of approximately $150 per metric ton throughout the quarter and subsequently reduced as market inefficiencies have eased.

After a further three VLGCs were added during third calendar quarter of 2022, another seven VLGCs were added to the fleet during the fourth calendar quarter of 2022 with a substantial number of additions expected by the early stage of calendar year 2023.

Currently the VLGC orderbook stands at approximately 20% of the current global fleet. An additional 67 VLGCs equivalent to approximately 6.0 million cbm of carrying capacity are expected to be added to the global fleet by calendar year 2025. The average age of the global fleet is now approximately 10.5 years old.

The above market outlook update is based on information, data and estimates derived from industry sources available as of the date of this release, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize. This information, data and estimates involve a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors. You are cautioned not to give undue weight to such information, data and estimates. We have not independently verified any third-party information, verified that more recent information is not available and undertake no obligation to update this information unless legally obligated.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in the quarters ending June 30 and September 30 and relatively weaker during the quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations and recent LPG shipping market activity has not yielded the expected seasonal results. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition, and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except fleet data)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Statement of Operations Data
Revenues	$103,322,256	$68,599,782	$256,114,165	$194,637,378
Expenses			.	.
Voyage expenses	424,343	779,746	2,567,506	3,200,751
Charter hire expenses	5,215,144	4,917,012	15,975,622	10,829,050
Vessel operating expenses	17,919,058	18,205,762	52,541,678	56,916,054
Depreciation and amortization	15,959,727	16,859,224	47,706,925	50,771,237
General and administrative expenses	6,947,964	5,867,454	24,537,134	23,257,989
Total expenses	46,466,236	46,629,198	143,328,865	144,975,081
Gain on disposal of vessels	—	—	—	3,466,210
Other income—related parties	638,055	580,388	1,793,595	1,793,663
Operating income	57,494,075	22,550,972	114,578,895	54,922,170
Other income/(expenses)
Interest and finance costs	(8,636,387)	(7,412,231)	(28,592,104)	(18,619,712)
Interest income	1,165,596	53,792	2,341,085	279,195
Unrealized gain/(loss) on derivatives	(700,015)	3,056,741	4,847,064	4,205,465
Realized gain/(loss) on derivatives	1,404,004	(895,782)	1,997,815	(2,714,337)
Other gain/(loss), net	536,437	(772,607)	1,250,140	(1,520,993)
Total other income/(expenses), net	(6,230,365)	(5,970,087)	(18,156,000)	(18,370,382)
Net income	$51,263,710	$16,580,885	$96,422,895	$36,551,788
Earnings per common share—basic	1.28	0.42	2.41	0.91
Earnings per common share—diluted	$1.27	$0.41	$2.40	0.90
Financial Data
Adjusted EBITDA(1)	$76,200,480	$39,370,204	$169,320,890	$107,067,810
Fleet Data
Calendar days(2)	1,840	1,932	5,500	5,935
Time chartered-in days(3)	184	169	550	399
Available days(4)	1,993	2,054	6,019	6,176
Operating days(5)(8)	1,950	2,024	5,706	5,976
Fleet utilization(6)(8)	97.8%	98.5%	94.8%	96.8%
Average Daily Results
Time charter equivalent rate(7)(8)	$52,768	$33,508	$44,435	$32,034
Daily vessel operating expenses(9)	$9,739	$9,423	$9,553	$9,590

(1)

Adjusted EBITDA is an unaudited non-U.S. GAAP measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and management makes business and resource-allocation decisions based on such comparisons. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income	$51,263,710	$16,580,885	$96,422,895	$36,551,788
Interest and finance costs	8,636,387	7,412,231	28,592,104	18,619,712
Unrealized (gain)/loss on derivatives	700,015	(3,056,741)	(4,847,064)	(4,205,465)
Realized (gain)/loss on interest rate swaps	(1,404,004)	895,782	(1,997,815)	2,714,337
Stock-based compensation expense	1,044,645	678,823	3,443,845	2,616,201
Depreciation and amortization	15,959,727	16,859,224	47,706,925	50,771,237
Adjusted EBITDA	$76,200,480	$39,370,204	$169,320,890	$107,067,810

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties. Time chartered-in days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of charter hire expenses that are recorded during that period.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)	We define operating days as available days less the aggregate number of days that the commercially-managed vessels in our fleet are off‑hire for any reason other than scheduled maintenance (e.g., repositioning following drydocking, commercial waiting, etc.). We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 8 below).

(6)	We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(7)	Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods and is a factor in management’s business decisions. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies. Note that our calculation of TCE includes our portion of the net profit of the Helios Pool, which may also cause our calculation to differ from that of companies which do not account for pooling arrangements as we do.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except operating days)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Numerator:
Revenues	$103,322,256	$68,599,782	$256,114,165	$194,637,378
Voyage expenses	(424,343)	(779,746)	(2,567,506)	(3,200,751)
Time charter equivalent	$102,897,913	$67,820,036	$253,546,659	$191,436,627

Pool adjustment*	(99,984)	—	(514,015)	(2,978)
Time charter equivalent excluding pool adjustment*	$102,797,929	$67,820,036	$253,032,644	$191,433,649

Denominator:
Operating days	1,950	2,024	5,706	5,976
TCE rate:
Time charter equivalent rate	$52,768	$33,508	$44,435	$32,034
TCE rate excluding pool adjustment*	$52,717	$33,508	$44,345	$32,034

*  Adjusted for the effect of reallocations of pool profits in accordance with the pool participation agreements due to adjustments related to speed and consumption performance of the vessels operating in the Helios Pool.

(8)	We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, or the Company Methodology. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter, or the Alternate Methodology, our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data using both methodologies is as follows:

	Three months ended		Nine months ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Company Methodology:
Operating Days	1,950	2,024	5,706	5,976
Fleet Utilization	97.8%	98.5%	94.8%	96.8%
Time charter equivalent rate	$52,768	$33,508	$44,435	$32,034

Alternate Methodology:
Operating Days	1,993	2,054	6,002	6,173
Fleet Utilization	100.0%	100.0%	99.7%	100.0%
Time charter equivalent rate	$51,630	$33,019	$42,244	$31,012

We believe that the Company Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(9)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends. Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except share data)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income	$51,263,710	$16,580,885	$96,422,895	$36,551,788
Unrealized (gain)/loss on derivatives	700,015	(3,056,741)	(4,847,064)	(4,205,465)
Gain on disposal of vessels	—	—	—	(3,466,210)
Adjusted net income	$51,963,725	$13,524,144	$91,575,831	$28,880,113

Earnings per common share—diluted	$1.27	$0.41	$2.40	$0.90
Unrealized (gain)/loss on derivatives	0.02	(0.07)	(0.12)	(0.10)
Gain on disposal of vessels	—	—	—	(0.09)
Adjusted earnings per common share—diluted	$1.29	$0.34	$2.28	$0.71

The following table presents our unaudited balance sheets as of the dates presented:

	As of	As of
	December 31, 2022	March 31, 2022
Assets
Current assets
Cash and cash equivalents	$129,816,670	$236,758,927
Trade receivables, net and accrued revenues	8,290,143	853,060
Due from related parties	77,922,053	57,782,831
Inventories	2,612,904	2,266,351
Prepaid expenses and other current assets	9,415,894	10,232,083
Total current assets	228,057,664	307,893,252
Fixed assets
Vessels, net	1,193,974,225	1,238,061,690
Vessel under construction	26,045,036	16,401,532
Other fixed assets, net	37,241	54,101
Total fixed assets	1,220,056,502	1,254,517,323
Other non-current assets
Deferred charges, net	8,945,598	9,839,000
Derivative instruments	11,359,543	6,512,479
Due from related parties—non-current	20,900,000	19,800,000
Restricted cash—non-current	75,360	77,987
Operating lease right-of-use assets	38,877,468	8,087,014
Other non-current assets	2,134,886	635,038
Total assets	$1,530,407,021	$1,607,362,093
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$9,965,969	$9,541,131
Accrued expenses	6,201,359	3,801,448
Due to related parties	6,041,597	37,433
Deferred income	117,410	813,967
Current portion of long-term operating lease liabilities	8,396,020	8,073,364
Current portion of long-term debt	52,136,738	72,075,571
Dividends payable	1,011,126	494,180
Total current liabilities	83,870,219	94,837,094
Long-term liabilities
Long-term debt—net of current portion and deferred financing fees	577,202,083	590,687,387
Long-term operating lease liabilities	30,488,622	—
Other long-term liabilities	1,518,817	1,686,197
Total long-term liabilities	609,209,522	592,373,584
Total liabilities	693,079,741	687,210,678
Commitments and contingencies
Shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued nor outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 51,595,898 and 51,321,695 shares issued, 40,350,535 and 40,185,042 shares outstanding (net of treasury stock), as of December 31, 2022 and March 31, 2022, respectively	515,960	513,217
Additional paid-in-capital	763,547,096	760,105,994
Treasury stock, at cost; 11,245,363 and 11,136,653 shares as of December 31, 2022 and March 31, 2022, respectively	(122,896,838)	(121,226,936)
Retained earnings	196,161,062	280,759,140
Total shareholders’ equity	837,327,280	920,151,415
Total liabilities and shareholders’ equity	$1,530,407,021	$1,607,362,093

Conference Call

A conference call to discuss the results will be held today, February 1, 2023 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13736015. The replay will be available until February 8, 2023, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com. The information on our website does not form a part of and is not incorporated by reference into this release.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG’s fleet currently consists of twenty-two modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; Copenhagen, Denmark; and Athens, Greece.

Forward-Looking and Other Cautionary Statements

The cash dividend referenced in this release is an irregular dividend. All declarations of dividends are subject to the determination and discretion of our Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, its business prospects and other factors that our Board of Directors may deem relevant.

Under the common share repurchase authority referenced in this release, (the “2022 Common Share Repurchase Authority”), purchases may be made at the Company’s discretion in the form of open market repurchase programs, privately negotiated transactions, accelerated share repurchase programs or a combination of these methods. The actual amount and timing of share repurchases are subject to capital availability, our determination that share repurchases are in the best interest of the Company’s shareholders, and market conditions. The Company is not obligated to make any common share repurchases under the 2022 Common Share Repurchase Authority and may suspend or discontinue the 2022 Common Share Repurchase Authority at any time.

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source: Dorian LPG Ltd.